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                                EXHIBIT NO. 12

                        CAROLINA POWER & LIGHT COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                        ------------------------------------------------------------------
                                                                             Years Ended December 31,
                                                        ------------------------------------------------------------------

                                                             2000          1999        1998          1997          1996
                                                             ----          ----        ----          ----          ----

                                                                              (Thousands of Dollars)
Earnings, as defined:
---------------------
  Net income                                            $     461,028     382,255  $   399,238   $   388,317       391,277
  Fixed charges, as below                                     248,759     202,491      191,832       193,632       204,593
  Income taxes, as below                                      282,122     250,272      249,180       225,491       247,691
                                                        -------------------------  -----------   -----------  ------------
    Total earnings, as defined                          $     991,909     835,018  $   840,250   $   807,440  $    843,561
                                                        =========================  ===========   ===========  ============
Fixed Charges, as defined:
--------------------------
  Interest on long-term debt                            $     223,562     180,676  $   169,901   $   163,468  $    172,622
  Other interest                                               16,441      10,298       11,156        18,743        19,155
  Imputed interest factor in rentals-charged
    principally to operating expenses                           8,756      11,517       10,775        11,421        12,816
                                                        -------------------------  -----------   -----------  ------------
    Total fixed charges, as defined                     $     248,759     202,491  $   191,832   $   193,632  $    204,593
                                                        =========================  ===========   ===========  ============
Income Taxes:
-------------
    Income tax expense                                        290,271     258,421      257,494       233,716       255,916
    Included in AFUDC - deferred taxes in
       book depreciation                                       (8,149)     (8,149)      (8,314)       (8,225)       (8,225)
                                                        -------------------------  -----------   -----------  ------------
    Total income taxes                                  $     282,122     250,272  $   249,180   $   225,491  $    247,691
                                                        =========================  ===========   ===========  ============


Ratio of Earnings to Fixed Charges                               3.99        4.12         4.38          4.17          4.12
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